Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-199988 and 333-183790 on Form S-3ASR, Registration Statement No. 333-131284 on Form S-3, and Registration Statement Nos. 333-173932, 333-167918, and 333-136145 on Form S-8 of our report dated February 27, 2015, relating to the consolidated financial statements of Education Realty Trust, Inc. and subsidiaries (the “Trust”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Trust’s adoption of the new accounting standard update for reporting discontinued operations), and the effectiveness of the Trust’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Education Realty Trust, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
February 27, 2015